News
For Immediate Release	Contact:
July 23, 2003	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS $0.59
IN DILUTED EARNINGS PER SHARE FOR FOURTH QUARTER
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Full Year 2002 Diluted Earnings per Share Were $2.61 On Sales of $752.7 Million
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Company Increased Bad Debt Provision by $3 Million for Paper Company Bankruptcy
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NEW YORK, January 23--Minerals Technologies Inc. (NYSE: MTX) today reported net income of $12.0 million for the fourth quarter of 2002, a 16-percent decrease from $14.2 million for the fourth quarter of 2001. Operating income decreased 23 percent to $16.8 million from $21.8 million for the fourth quarter in 2001. Diluted earnings per common share declined 17 percent to $0.59 from $0.71 the prior year.

     The company's operating income for the full year 2002 was $80.9 million compared with $80.6 million for 2001, after a restructuring charge. Net income for the full year increased 8 percent in 2002 to $53.8 million compared with $49.8 million in the prior year. Diluted earnings per common share increased 5 percent to $2.61 compared with $2.48 in 2001.

     "Our company had been on track for double-digit growth in earnings through the first three quarters of 2002, but a number of adverse events in the fourth quarter, primarily in December, eroded that growth," said Paul R. Saueracker, chairman, president and chief executive officer. "Two major factors hurt our financial results for the fourth quarter-- the bankruptcy filing of one of our paper company customers and the decline in the performance of our refractories segment late in the quarter."

     On January 10, 2003, Great Northern Paper Inc. of Maine filed a petition for bankruptcy protection. Minerals Technologies owns and operates a satellite precipitated calcium carbonate (PCC) plant that supplies filler grade PCC to Great Northern's two paper mills in Millinocket and East Millinocket, Maine. Great Northern has secured temporary funds for preservation of the facility and is seeking to reorganize under Chapter 11 of the bankruptcy laws. Although the outcome of the bankruptcy proceeding and the long-term future of the Millinocket and East Millinocket mills are uncertain, the company has taken the precaution of increasing its bad debt reserve by approximately $3 million, and will continue to evaluate the prospects for its Millinocket PCC facility.

     Worldwide sales in the fourth quarter increased 11 percent to $194.7 million from $174.8 million in the fourth quarter of 2001. Worldwide sales for the full year 2002 were $752.7 million, a 10-percent increase over the $684.4 million reported in 2001.

     Worldwide sales in the company's Specialty Minerals segment, which consists of PCC and Processed Minerals, were $135.9 million in the fourth quarter, a 12-percent increase over the $120.9 million in the same period in 2001. For the full year, Specialty Minerals sales increased 8 percent to $520.1 million compared with $483.3 million for 2001. For the fourth quarter, Specialty Minerals recorded income from operations of $12.2 million compared with $14.3 million in the same period in 2001, a decrease of 15 percent. This decline is the result of the $3 million increased provision for bad debt. Specialty Minerals' operating income for the full year was $60.0 million, an 8-percent increase over $55.5 million in 2001.

     Worldwide sales of PCC, which is used mainly in manufacturing processes of the paper industry, increased 9 percent from $100.2 million in the fourth quarter of 2001 to $109.2 million in the same period in 2002. For the full year, PCC sales increased 7 percent from $396.1 million in 2001 to $423.0 million in 2002.

     Paper PCC sales grew by 8 percent for the full year, even though the paper industry was affected adversely by consolidations, shutdowns and slowdowns. These volume increases for both the fourth quarter and the year were due primarily to new capacity added in 2002, to the ramp-up of PCC capacity added in 2001 and to increased worldwide volume from existing satellites.

      During 2002, the company closed two satellite PCC facilities at paper mills that had been shut down by International Paper Company. These two plants--at Erie and Lock Haven, Pennsylvania--represented four units, each unit having the capacity to produce between 25,000 and 35,000 tons of PCC annually. During 2002, Minerals Technologies added two new units as a result of expansions at existing facilities and an additional two units of capacity through acquisition. Also, last November the company announced that it would construct a satellite PCC plant at Sipitang, Sabah, Malyasia at a paper mill owned by Sabah Forest Industries Sdn.Bhd. This satellite PCC plant, which is expected to be operational by the fourth quarter of 2003, represents one unit of capacity. Today, Minerals Technologies operates or has under construction 54 satellite PCC plants in 16 countries.

     The Company's penetration of the market for groundwood paper--the paper used in catalogs, magazines and newspapers--continues to increase. In 2002, the company substantially increased the volume of PCC sold to the groundwood paper market, although from a relatively small base. To date, Minerals Technologies provides either its AT™ PCC or its traditional PCC to approximately 40 paper machines around the world. The penetration into the groundwood sector is significant because groundwood paper constitutes roughly half of worldwide paper production.

     The company continues to focus its efforts on penetrating the paper coating market for its new PCC products. The merchant PCC plant at Hermalle, Belgium, is producing coating grade PCC for trials at paper mills in Europe. In addition, Minerals Technologies continues to work to penetrate the coated paper market in North America.

     "In 2002, United States printing and writing paper shipments totaled an estimated 23.1 million tons, level with 2001 shipments, but below the 25.3 million tons produced in 2000, according to Resource Information Systems Inc. Despite this sluggish production, we were still able to increase our PCC volumes for paper by 8 percent to more than 3.4 million tons," said Mr. Saueracker. "We are optimistic that in 2003 our PCC programs will continue to grow and that we will sign contracts for additional satellite plants."

     The Specialty PCC product line reflected a 7 percent growth in the fourth quarter over the same period in 2001 and a 1 percent increase in sales for the full year. The merchant PCC manufacturing facility in Mississippi has shown improved sales levels but still remains below its expected volumes. Specialty PCC also continues to experience competitive pressure from lower-cost ground calcium carbonate in the calcium supplement market.

     Worldwide sales of Processed Minerals products increased 29 percent in the fourth quarter to $26.7 million from $20.7 million for the same period in the previous year. For the full year, Processed Minerals product sales were $97.1 million compared with $87.2 million in 2001. This increase is attributable primarily to the acquisition of Polar Minerals Inc., a producer of industrial minerals in the Midwest United States. Processed Minerals products, which include ground calcium carbonate and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

     In the company's Refractories segment, sales for the fourth quarter were $58.8 million, an increase of 9 percent over the $53.9 million recorded in the fourth quarter of 2001. Sales for the full year for the Refractories segment were $232.6 million, a 16 percent increase over $201.1 million in the previous year. Operating income for the fourth quarter for the Refractories segment was $4.6 million, a 39-percent decrease from the $7.5 million recorded during the same period in 2001. For the full year, Refractories operating income was $20.9 million, a 17-percent decline from the $25.1 million for 2001.

     The increase in sales for the Refractories segment for the year was attributable primarily to the 2001 acquisitions of the Martin Marietta refractories business and Rijnstaal. B.V. The decline in operating income is the result of several adverse events that occurred during the course of the year. These included: production and inventory problems at certain North American facilities; volume losses due to slowdowns and closures in higher margin integrated steel mill accounts; and increased development costs associated with new products and systems.

     "For the first two months of the fourth quarter, we were on track for double digit operating margins, and we believed we had resolved the majority of the issues facing the refractories business," said Mr. Saueracker. "In December, however, we experienced a decline in our anticipated European refractory sales as a result of extended downtime taken by steelmakers. In North America, although refractory sales increased, a change in product mix resulted in lower than expected profitability. We also encountered production problems in the fourth quarter. Together, these issues resulted in lower profitability for refractories."

     Mr. Saueracker concluded: "The past two years have been difficult for Minerals Technologies, as they have been for the entire manufacturing sector. We have not met the objectives we had set, but, unlike a number of manufacturers, we continue to show growth in sales and net income. The industries we serve experienced an economic downturn, and we continue to see economic uncertainty in 2003. However, the fundamentals of our businesses remain strong, and we believe that we have taken the necessary steps to improve our profitability in the coming year, barring further economic upheaval."

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For further information about Minerals Technologies Inc., look on the Internet at http://www.mineralstech.com

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This press release contains some forward-looking statements. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2001 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEET

		ASSETS

	(In Thousands of Dollars)
			December 31,	December 31,
			2002*	2001**

	Current assets:
	Cash & cash equivalents		31,762	13,046
	Accounts receivable, net		129,608	125,289
	Inventories		82,909	77,633
	Other current assets		46,686	30,822
	Total current assets		290,965	246,790

	Property, plant and equipment		1,116,004	1,045,627
	Less accumulated depreciation		578,580	509,288
	Net property, plant & equipment		537,424	536,339

	Goodwill		51,291	43,506
	Other assets and deferred charges		20,197	21,175

	Total assets		899,877	847,810

LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt		31,331	71,934
	Accounts payable		37,435	37,705
	Other current liabilities		55,171	50,890
	Total current liabilities		123,937	160,529

	Long-term debt		89,020	88,097
	Other non-current liabilities		92,763	91,365
	Total liabilities		305,720	339,991

	Total shareholders' equity		594,157	507,819

	Total liabilities and shareholders' equity		899,877	847,810

*	Unaudited.
**	Condensed from audited financial statements.

CONSOLIDATED STATEMENT OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(thousands of dollars, except per share data)
(unaudited)

	Fourth Quarter		%	Full Year		%
	2002	2001	Growth	2002	2001	Growth

Net sales	$194,718	$174,795	11	$752,680	$684,419	10
Operating costs and expenses:
Cost of goods sold	148,912	127,974	16	568,735	502,525	13
Marketing and administrative expenses	19,103	18,080	6	74,160	70,495	5
Research and development expenses	5,864	5,868	--	22,697	23,509	(3)
Bad debt expenses	4,014	1,043	285	6,214	3,930	58
Restructuring charge	0	0	*	0	3,403	*
Income from operations	16,825	21,830	(23)	80,874	80,557	--
Non-operating deductions - net	1,100	1,628	(32)	5,140	7,887	(35)

Income before provision for taxes on income and minority interests	15,725	20,202	(22)	75,734	72,670	4

Provision for taxes on income	3,133	5,670	(45)	20,220	21,148	(4)

Minority interests	593	329	80	1,762	1,729	2

Net income	$11,999	$14,203	(16)	$53,752	$49,793	8

Weighted average number of common shares outstanding:
Basic	20,151	19,587		20,199	19,630

Diluted	20,370	20,124		20,569	20,063

Basic earnings per share	$0.60	$0.73	(18)	$2.66	$2.54	5

Diluted earnings per share	$0.59	$0.71	(17)	$2.61	$2.48	5

Cash dividends declared per common share	$0.025	$0.025		$0.10	$0.10

 1) The Company increased its provision for bad debt expenses in the fourth quarter of 2002 by approximately $3 million primarily due to a bankruptcy filing on January 10, 2003 by Great Northern Paper, one of the Company's precipitated calcium carbonate customers.

2) Sales increased 11% in the United States in the fourth quarter of 2002 and approximately 9% for the full year of 2002. International sales increased 12% in the fourth quarter of 2002 and for the full year of 2002.

3) The Company recorded a writedown of impaired assets of $750,000 in the Specialty Minerals segment in 2002. Such charge was recorded in the first quarter and is included in cost of goods sold.

 4) In accordance with the provisions of SFAS 142, "Goodwill and Other Intangible Assets," there was no amortization expense related to goodwill in the fourth quarter or full year of 2002. Amortization expense related to goodwill was $0.4 million in the fourth quarter of 2001 and $1.3 million for the full year of 2001.

5) The analyst conference call to discuss operating results for the fourth quarter and full year is scheduled for January 24, 2003 at 11:00 AM and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website until January 31, 2003.